 Jazz Technologies, Inc. Repurchases Convertible Notes and Increases Amount It Is Authorized To Spend Under Its Stock and Warrant Repurchase Program

NEWPORT BEACH, Calif.—December 19, 2007--Jazz Technologies (Amex:JAZ) today announced that

-	the company has recently repurchased $10.5 million in original principal amount of its convertible securities to reduce the company's debt obligations and reduce its cost of capital, and

-	its Board of Directors has increased the amount that the company is authorized to spend on purchases under its stock and warrant repurchase program from up to $50 million to up to $52 million.

Between December 14 and 17, 2007, Jazz repurchased $10.5 million in original principal amount of its 8% convertible senior notes issued in December 2006 at a total purchase price of approximately $8.7 million. The purchase price Jazz paid for these convertible senior notes ranged between 82% and 83% of the principal amount of such notes. After these repurchases, approximately $135.7 million in principal amount of convertible senior notes remains outstanding.

The stock and warrant repurchase program was announced on January 11, 2007 and is scheduled to expire on January 15, 2008. As of December 14, 2007, Jazz Technologies has spent approximately $49.7 million under the stock and warrant repurchase program.

Purchases under the stock and warrant repurchase program will be made from time to time at prevailing prices as permitted by securities laws and other legal requirements, and subject to market conditions and other factors. The program may be discontinued at any time.

About Jazz Technologies and Jazz Semiconductor

Jazz Technologies(TM) (AMEX:JAZ) is the parent company of its wholly owned subsidiary, Jazz Semiconductor, Inc. Jazz Semiconductor(R) is an independent wafer foundry focused primarily on specialty CMOS process technologies, including High Voltage CMOS, SiGe BiCMOS and RFCMOS for the manufacture of highly integrated analog intensive mixed-signal semiconductor devices. The company's specialty process technologies are designed for customers who seek to produce analog and mixed-signal semiconductor devices that are smaller and more highly integrated, power-efficient, feature-rich and cost-effective than those produced using standard process technologies. Jazz Semiconductor's customers target the wireless and high-speed wireline communications, consumer electronics, automotive and industrial end markets. Jazz Semiconductor's U.S. wafer fabrication facilities, and its and Jazz Technologies' executive offices, are located in Newport Beach, CA. For more information, please visit and http://www.jazztechnologies.com and http://www.jazzsemi.com.

Forward-looking Statements

This press release, and other statements Jazz Technologies or Jazz Semiconductor may make, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to expected purchases under the stock and warrant repurchase program. Forward-looking statements are typically identified by words or phrases such as "trend," "potential," "opportunity," "pipeline," "believe," "expect," "anticipate," "intention," "estimate," "position," "assume," "outlook," "continue," "remain," "maintain," "sustain," "seek," "achieve," "result" and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" and similar expressions.

Forward-looking statements are based largely on expectations and projections about future events and future trends and are subject to numerous assumptions, risks and uncertainties, which change over time. Jazz Technologies' actual stock and warrant repurchases could be materially less than the aggregate repurchase authorized due to the company's decision to discontinue the program, market conditions being unfavorable for stock and warrant repurchases or the company's need to use its working capital for other purposes. Jazz Technologies' filings with the SEC are accessible on the SEC's website at http://www.sec.gov. Forward-looking statements speak only as of the date they are made.

CONTACT: for Jazz Technologies
Kate Sidorovich, 415-445-3236 (Investor Relations)
kate@marketstreetpartners.com
Jon Avidor, 415-445-3234 (Investor Relations)
jon@marketstreetpartners.com